Exhibit 99.1

STAAR Surgical and Broadwood Partners Enter Into Cooperation Agreement

Neal Bradsher and Richard LeBuhn of Broadwood and Christopher Wang of Yunqi Capital have Joined STAAR Board

STAAR Chair Elizabeth Yeu and CEO Stephen Farrell have Stepped Down from the Board

Farrell will Remain CEO until January 31, 2026

Lake Forest, CA – (BUSINESS WIRE) – STAAR Surgical Company (“STAAR” or the “Company”) (NASDAQ: STAA), the global leader in phakic IOLs with the EVO family of Implantable Collamer® Lenses (EVO ICL™) for vision correction, and Broadwood Partners, L.P. and its affiliates (“Broadwood”), which together own 31% of STAAR’s outstanding common stock, today announced that Neal C. Bradsher and Richard T. LeBuhn of Broadwood and Christopher Wang of Yunqi Capital, which with its affiliates owns 6.5% of STAAR’s outstanding common stock, have joined STAAR’s Board of Directors (the “Board”), effective immediately.

These changes were made in connection with a cooperation agreement entered into between the Company and Broadwood (the “Cooperation Agreement”). As part of the Cooperation Agreement, STAAR Chair Elizabeth Yeu and CEO Stephen Farrell have stepped down as members of the Board, while Mr. Farrell will remain CEO until January 31, 2026. The STAAR Board has expanded its size from six members to seven. The renewed Board intends to make additional announcements regarding STAAR’s next Chair and CEO in the near term.

STAAR director Louis Silverman said:

“We welcome our new Board members, who bring to STAAR expertise with respect to relevant public market investments, healthcare, and business in China, as well as the perspectives of long-term investors and supporters of STAAR. We will work together to enhance profitability and drive sustainable, long-term value creation. We are grateful to Liz and Steve for their service on STAAR’s Board, and we appreciate Steve’s leadership as CEO. We wish them both well.”

Neal C. Bradsher, Broadwood Founder and President, said:

“I am honored to join STAAR’s Board. The Company’s leading technology, strong financial position, and privileged market position provide it with the opportunity to achieve growth and profit margin expansion. As STAAR’s largest shareholder, Broadwood is committed to helping the Company realize its full potential. I want to thank Liz Yeu for her early recognition of the advantages of the ICL over tissue removal refractive procedures. I want to thank Steve Farrell for leading STAAR out of a difficult situation in early 2025 and back to profitability and cash flow generation. And I look forward to working with Art Butcher, an accomplished senior executive of one of the world’s most successful medical device companies, as well as my other new colleagues on the STAAR Board. I believe that the exit compensation package provided to Steve by the prior board was appropriate based on the conditions at the time.”

Broadwood has agreed to certain customary standstill provisions in connection with the Cooperation Agreement. The Cooperation Agreement will be filed by the Company with the U.S. Securities and Exchange Commission as an exhibit to the Current Report on Form 8-K.

About Neal C. Bradsher

Mr. Bradsher has been Founder and President of Broadwood Capital, Inc., a private investment firm, since 2002. Broadwood Capital, Inc. is the general partner of Broadwood Partners, L.P., which is currently the Company’s largest stockholder. Mr. Bradsher holds a B.A. degree in economics from Yale College and is a Chartered Financial Analyst. Mr. Bradsher is currently a director at Lineage Cell Therapeutics, Inc., and served as a director of Questcor Pharmaceuticals, Inc. (QCOR), from 2004 until Questcor was acquired in 2014.

About Richard T. LeBuhn

Mr. LeBuhn serves as Executive Vice President at Broadwood Capital, Inc. Previously, Mr. LeBuhn was Principal of Broadfield Capital Management, LLC., and Vice President of Derchin Management. Mr. LeBuhn previously served as a director on the boards of Asterias Biotherapeutics, Inc. and Comarco, Inc. Mr. LeBuhn received a M.B.A. in Finance with Distinction from Columbia University Graduate School of Business. He received a B.A. in Economics from St. Lawrence University.

About Christopher M. Wang

Mr. Wang is the founder and CIO of Yunqi Capital. Prior to forming Yunqi Capital, Mr. Wang worked as a senior investment professional for Owl Creek Asset Management at the long/short equity hedge fund Owl Creek Asia based in Hong Kong from 2008 to 2017. Mr. Wang started his career as a senior analyst and was promoted to Assistant Portfolio Manager in 2013 and then to Co-Portfolio Manager in 2015. In the capacity of both Assistant Portfolio Manager and Co-Portfolio Manager, Mr. Wang was responsible for all aspects of the investment process. From 2004 to 2007, Mr. Wang was the General Manager, Corporate Finance Department of China Merchants (Holdings) International Ltd.

About STAAR Surgical

STAAR Surgical (NASDAQ: STAA) is the global leader in implantable phakic intraocular lenses, a vision correction solution that reduces or eliminates the need for glasses or contact lenses. Since 1982, STAAR has been dedicated solely to ophthalmic surgery, and for 30 years, STAAR has been designing, developing, manufacturing, and marketing advanced Implantable Collamer® Lenses (ICLs), using its proprietary biocompatible Collamer material. STAAR ICL’s are clinically proven to deliver safe long-term vision correction without removing corneal tissue or the eye’s natural crystalline lens. Its EVO ICL™ product line provides visual freedom through a quick, minimally invasive procedure. STAAR has sold more than 3 million ICLs in over 75 countries. Headquartered in Lake Forest, California, the company operates research, development, manufacturing, and packaging facilities in California and Switzerland. For more information about ICL, visit www.EVOICL.com. To learn more about STAAR, visit www.staar.com.

About Broadwood

Broadwood Partners, L.P. is managed by Broadwood Capital, Inc. Broadwood Capital is a private investment firm based in New York City. Neal Bradsher is the President of Broadwood Capital.

About Yunqi Capital

Yunqi Capital is a Hong Kong headquartered investment manager with over US$250 million in assets under management. The firm deploys a fundamental long-short equity strategy, with a concentrated portfolio, that is primarily invested in the equity securities of companies with a significant China connection. Yunqi Capital is led by CIO Chris Wang, an experienced portfolio manager with a strong track record of generating attractive returns on capital, controlling portfolio risk and managing investment teams.

Media Contact:

Connie Johnson

cjohnson@staar.com

(626) 303-7902 (ext. 2207)